Exhibit 2.1

EXECUTION VERSION

VOTING AGREEMENT

THIS VOTING AGREEMENT (“Agreement”), dated as of December 23, 2019, is made by and between Culligan International Company, a Delaware corporation (“Parent”), and the undersigned holder (the “Shareholder”) of ordinary shares, of no par value, of AquaVenture Holdings Limited, a business incorporated under the laws of the British Virgin Islands (the “Company”).

WHEREAS, Parent, Amberjack Merger Sub Limited, a business incorporated under the laws of the British Virgin Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, concurrently with the signing of this Agreement, are entering into an Agreement and Plan of Merger, dated as of even date herewith (as such agreement may be subsequently amended or modified, the “Merger Agreement”), providing for the merger of Merger Sub with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, the Shareholder beneficially owns and has sole or shared voting power with respect to the number of the Company’s ordinary shares, and holds stock options or other rights to acquire beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the number of the Company’s ordinary shares indicated opposite the Shareholder’s name on Schedule 1 attached hereto (together with any New Shares (defined in Section 2 below), the “Shares”);

WHEREAS, as an inducement and a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, the Shareholder has agreed to enter into and perform this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, Parent entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by Parent in connection therewith, the Shareholder and Parent agree as follows:

1.                                      Agreement to Vote Shares.  The Shareholder agrees that, prior to the Expiration Date (as defined in Section 2 below), at any meeting of the Shareholders of the Company and at any adjournment or postponement thereof, and in connection with any written consent of the Shareholders of the Company, with respect to the Merger, the Merger Agreement or any Acquisition Proposal, the Shareholder shall:

(a)                                 appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)                                 from and after the date hereof until the Expiration Date, vote (or cause to be voted), or deliver a written consent (or cause a written consent to be delivered)

covering all of the Shares that such Shareholder shall be entitled to so vote:  (i) in favor of adoption and approval of the Merger Agreement and all other transactions contemplated by the Merger Agreement as to which Shareholders of the Company are called upon to vote or consent in favor of any matter necessary for consummation of the Merger and the other transactions contemplated by the Merger Agreement; (ii) against any action or agreement that would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company or any of its Subsidiaries or Affiliates under the Merger Agreement or that would reasonably be expected to result in any of the conditions to the Company’s or any of its Subsidiaries or Affiliates’ obligations under the Merger Agreement not being fulfilled; and (iii) against (A) any Acquisition Proposal, (B) any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Merger and all other transactions contemplated by the Merger Agreement, (C) any reorganization, recapitalization, dissolution or liquidation of the Company or any of its Subsidiaries, (D) any change in the majority of the board of directors of the Company and (E) any material change in the capitalization of the Company or the Company’s corporate structure. The Shareholder shall not take or commit or agree to take any action inconsistent with the foregoing.

2.              Expiration Date.  As used in this Agreement, the term “Expiration Date” shall mean the earlier to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated pursuant to Article VII thereof, (c) such date and time as (A) any amendment or change to the Merger Agreement is effected without the Shareholder’s consent that decreases the Merger Consideration or changes the form of consideration payable under the Merger Agreement to the Shareholder, or (B) any amendment or change to the Merger Agreement that is not approved by the Board of Directors of the Company is effected without the Shareholder’s consent that materially and adversely affects the Shareholder, or (d) upon mutual written agreement of the parties to terminate this Agreement.  Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any fraud, willful breach of this Agreement or acts of bad faith prior to termination hereof.

3.                                      Additional Purchases.  The Shareholder agrees that any ordinary shares of the Company that the Shareholder purchases or with respect to which the Shareholder otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) after the execution of this Agreement and prior to the Expiration Date, whether by the exercise of any stock options or otherwise (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares as of the date hereof and the representation and warranties in Section 5 below shall be true and correct as of the date that beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of such New Shares is acquired.  The Shareholder agrees to promptly notify Parent in writing of the nature and amount of any New Shares.

4.                                      Agreement to Retain Shares.  From and after the date hereof until the Expiration Date, the Shareholder shall not, directly or indirectly, (a) sell, assign, transfer, tender, or otherwise dispose of (including, without limitation, the voting rights thereunder or by the creation of a Lien) or otherwise permit the sale, assignment, transfer, tender or disposition of any Shares (including the voting rights thereunder or by the creation of a Lien), (b) deposit any Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such Shares or grant any proxy or power of attorney with respect thereto, (c) enter into any contract, option, commitment or other arrangement or understanding with respect to the direct or indirect sale, transfer, assignment or other disposition of (including, without limitation, by the creation of a Lien) any Shares, or (d) take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling the Shareholder from performing the Shareholder’s obligations under this Agreement.  Notwithstanding the foregoing, the Shareholder may make (i) transfers by will or by operation of law or other transfers for estate planning purposes; provided, that, as a precondition to such transfers, the transferee agrees in a written instrument, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement, and (ii) as Parent may otherwise agree in writing in its sole and absolute discretion.

5.                                      Representations and Warranties of the Shareholder.  The Shareholder hereby represents and warrants to Parent as follows:

(a)                                 the Shareholder has the full power and authority to execute and deliver this Agreement and to perform the Shareholder’s obligations hereunder;

(b)                                 this Agreement (assuming this Agreement constitutes a valid and binding agreement of Parent) has been duly executed and delivered by or on behalf of the Shareholder and constitutes a valid and binding agreement with respect to the Shareholder, enforceable against the Shareholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally;

(c)                                  the Shareholder beneficially owns the number of Shares indicated opposite such Shareholder’s name on Schedule 1 free and clear of any Liens, and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares and none of the Shares are subject to any voting trust or other agreement, arrangement, or restriction with respect to the voting of the Shares, except as contemplated by this Agreement;

(d)                                 the execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his or her obligations hereunder and the compliance by the Shareholder with any provisions hereof will not, violate or conflict with, result in a material breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any Shares pursuant to, any agreement, instrument, note, bond, mortgage, contract, lease, license, permit or other obligation or any order, arbitration award, judgment or decree to which the Shareholder is a party or by which the Shareholder is bound, or any law, statute, rule or regulation to which the Shareholder is subject or, in the event that the Shareholder is a corporation, partnership, trust or other entity, any bylaw or other organizational document of the Shareholder; and

(e)                                  the execution and delivery of this Agreement by the Shareholder does not, and the performance of this Agreement by the Shareholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority by the Shareholder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Shareholder of his obligations under this Agreement in any material respect.

6.                                      Irrevocable Proxy.  Subject to the last sentence of this Section 6, by execution of this Agreement, the Shareholder does hereby irrevocably and the fullest extent permitted by law appoint Parent with full power of substitution and resubstitution, as the Shareholder’s true and lawful attorney and irrevocable proxy, to the fullest extent of the Shareholder’s rights with respect to the Shares, to vote each of such Shares, or to execute a written consent, solely with respect to the matters set forth in Section 1 hereof.  The Shareholder intends this proxy to be irrevocable and coupled with an interest hereunder until the Expiration Date and hereby revokes any proxy previously granted by the Shareholder with respect to the Shares.  Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date of this Agreement.  The Shareholder hereby revokes any proxies previously granted, and represents that none of such previously-granted proxies are irrevocable.

7.                                      No Solicitation.  From and after the date hereof until the Expiration Date, Shareholder shall not: (a) solicit, initiate or knowingly encourage (including by way of furnishing non-public information or other assistance), or take other action to facilitate, any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding, or that would reasonably be expected to lead to, an Acquisition Proposal, (c) endorse, approve or enter into any agreement with respect to an Acquisition Proposal (other than the Merger Agreement), (d) solicit proxies, become a “participant” in a “solicitation” or take any action to facilitate a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Acquisition Proposal (other than the Merger Agreement), (e) initiate a Shareholders’ vote or action by consent of the Company’s Shareholders with respect to an Acquisition Proposal, (f) except by reason of this Agreement, become a member of a “group” (as such term is used in Rule 13d-5(b)(1) of the Exchange Act) with respect to any voting securities of the Company that takes any action in support of an Acquisition Proposal or (g) knowingly take any action that would result in the revocation or invalidation of the proxy contemplated by this Agreement.

8.                                      Waiver of Appraisal Rights.  The Shareholder hereby waives, and agrees not to exercise or assert, any appraisal rights under the BVI Act in connection with the Merger.

9.                                      No Limitation on Discretion as Director or Fiduciary.  Notwithstanding anything herein to the contrary, the covenants and agreements set forth herein shall not prevent the Shareholder, if the Shareholder is serving on the Board of Directors of the Company, from exercising his duties and obligations as a director of the Company or otherwise taking any action, subject to compliance with the applicable provisions of the Merger Agreement, while acting in such capacity as a director of the Company.  The Shareholder is executing this Agreement solely in his capacity as a Shareholder.

10.                               Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached.  It is accordingly agreed that the parties shall be entitled to specific performance hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in any state or federal court in any competent jurisdiction, in addition to any other remedy to which they may be entitled at law or in equity.  Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

11.                               Further Assurances.  The Shareholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

12.                               Notice.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Parent in accordance with Section 8.4 of the Merger Agreement and to each Shareholder at its address set forth on Schedule 1 attached hereto (or at such other address for a party as shall be specified by like notice).

13.                               Severability.  If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

14.                               Binding Effect and Assignment.  All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be.  This Agreement may not be assigned by any party hereto without the prior written consent of the other party hereto; provided, however, that, notwithstanding the foregoing, Parent may assign its rights and obligations under this Agreement to any Subsidiary.

15.                               No Waivers.  No waivers of any breach of this Agreement extended by Parent to the Shareholder shall be construed as a waiver of any rights or remedies of Parent with respect to any other Shareholder of the Company who has executed an agreement substantially in the form of this Agreement with respect to Shares held or subsequently held by such Shareholder or with respect to any subsequent breach of the Shareholder or any other such Shareholder of the Company.  No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

16.                               Governing Law; Jurisdiction and Venue.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to its rules of conflict of laws.  The parties hereto hereby irrevocably and unconditionally consent to and submit to the exclusive jurisdiction of the courts located in the Borough of Manhattan, City of New York and of the United States of America located in such state (the “New York Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in such courts), waive any objection to the laying of venue of any such litigation in the New York Courts and agree not to plead or claim in any New York Court that such litigation brought therein has been brought in any inconvenient forum.

17.                               Waiver of Jury Trial.  The parties hereto hereby waive any right to trial by jury with respect to any action or proceeding related to or arising out of this Agreement, any document executed in connection herewith and the matters contemplated hereby and thereby.

18.                               No Agreement Until Executed.  Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Board of Directors of the Company has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Company’s memorandum of association and articles of association, each as amended, the transactions contemplated by the Merger Agreement and (b) this Agreement is executed by all parties hereto.

19.                               Attorney’s Fees.  If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

20.                               Certain Adjustments.  In the event of a stock split, stock dividend or distribution, or any change in the ordinary shares of the Company by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the term Shares shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which any or all of such shares are changed or exchanged or which have been received in such transaction.

21.                               Entire Agreement; Amendment.  This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof.  This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.

22.                               Effect of Headings.  The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

23.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows Next]

EXECUTED as of the date first above written.

SHAREHOLDER

ELEMENT PARTNERS II L.P.

By:	Element Partners II G.P., L.P.
Its General Partner

By:	Element II G.P., LLC
Its General Partner

By:	/s/ David Lincoln
David Lincoln, Managing Member

ELEMENT II-A, L.P.

By:	Element Partners II-A, L.P.
Its General Partner

By:	Element II-A, G.P., LLC
Its General Partner

By:	/s/ David Lincoln
David Lincoln, Managing Member

[Signature Page to Voting Agreement]

ELEMENT PARTNERS II INTRAFUND, L.P.

By: Element Partners II G.P., L.P.
Its General Partner

By: Element II G.P., LLC
Its General Partner

By:	/s/ David Lincoln
David Lincoln, Managing Member

DJF ELEMENT, L.P.

By: DJF Partners, LLC
Its General Partner

By: Element Venture Partners, LLC
Its Managing Member

By:	/s/ David Lincoln
David Lincoln, Managing Member

DJF ELEMENT INTRAFUND, L.P.

By: DJF Element Partners, LLC
Its General Partner

By: Element Venture Partners, LLC
Its Managing Member

By:	/s/ David Lincoln
David Lincoln, Managing Member

[Signature Page to Voting Agreement]

EXECUTED as of the date first above written.

CULLIGAN INTERNATIONAL COMPANY

By:	/s/ Frank John Griffith
Name:	Frank John Griffith
Title:	Vice President and General Counsel

[Signature Page to Voting Agreement]

SCHEDULE 1

Shareholder & Address	Ordinary Shares	Options	Restricted Share Units	Phantom Share Units
Element Partners (and affiliated entities) C/o Element Partners 565 E. Swedes Lord Road, Suite 207 Wayne, Pennsylvania 19087	9,568,818	—	—	—